SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 7, 2006

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

000-30419	36-3840979
(Commission File Number)	(I.R.S. Employer Identification No.)

5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive office)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 7, 2006, Semiconductor Components Industries, LLC (“SCILLC”), a wholly owned subsidiary of ON Semiconductor Corporation (“Corporation”), consummated a sale and leaseback transaction with General Electric Capital Corporation (“GECC”) with respect to certain manufacturing equipment (“Equipment”) located at SCILLC’s semiconductor wafer fabrication facilities in Gresham, Oregon (“Transaction”). As part of the contemplated Transaction, SCILLC sold the Equipment to GECC for $70 million in cash on November 7, 2006 pursuant to a bill of sale and then leased the same Equipment back from GECC on the same day. The parties also executed a lease agreement dated as of November 7, 2006, a schedule to the lease agreement dated as of November 7, 2006 (collectively, the “Lease Agreement”), and several ancillary documents. Under the terms of the Lease Agreement, GECC’s capitalized costs were $70 million, SCILLC’s interest rate is fixed at 5.94% per annum, and lease payments are due monthly. The Lease Agreement provides SCILLC limited rights to relocate and substitute Equipment during its term. It further provides for: (1) a basic term of 72 months with a cash purchase option at the end equal to the Equipment’s then fair market value; and (2) an early cash purchase option at 60 months equal to approximately 35% of GECC’s capitalized costs. Under the Lease Agreement, SCILLC indemnifies GECC for certain matters, including taxes. The document lists various occurrences that would constitute an Event of Default (as defined in the Lease Agreement). Similarly, it lists various remedies for an Event of Default, including the acceleration of lease obligations under the Lease Agreement. The Corporation plans to account for the lease portion of the Transaction as a capital lease in its consolidated financial statements prepared in accordance with Generally Accepted Accounting Principles (GAAP).

GECC or its affiliates have from time to time, and may in the future, participate as a lender or lenders to the Corporation and/or SCILLC, and in the ordinary course of business provide other services and products to the Corporation and/or SCILLC. Currently, GECC and its affiliates are participating lenders in SCILLC’s senior secured credit facility for a principal amount of approximately $32 million.

The above description of the bill of sale and Lease Agreement are qualified in their entirety by reference to their complete text, which have been filed as Exhibit 10.1 (bill of sale), Exhibit 10.2 (lease agreement) and Exhibit 10.3 (schedule to the lease agreement) to this Current Report on Form 8-K, which documents are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Matters.

On November 9, 2006, the Corporation announced in a news release the prepayment of approximately $55 million of its senior secured credit facility with proceeds from the Transaction. A copy of this news release is attached hereto as Exhibit 99.1.

The information in this Item 8.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), or otherwise subject to liability of that section. In addition, this information shall not be incorporated by reference into any registration statement or other document filed under the Securities Act, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in the filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit	Description
10.1	Bill of Sale dated November 7, 2006 executed by Semiconductor Components Industries, LLC (as seller) to General Electric Capital Corporation (as buyer)

10.2	Lease Agreement dated as of November 7, 2006 between Semiconductor Components Industries, LLC (as lessee) and General Electric Capital Corporation (as lessor)

10.3	Schedule No. 001 executed as of November 7, 2006 by Semiconductor Components Industries, LLC and General Electric Capital Corporation to the Lease Agreement

99.1	News release for ON Semiconductor Corporation dated November 9, 2006 announcing the prepayment of approximately $55 million of its senior secured credit facility *

*	This exhibit is furnished and not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 2006

ON SEMICONDUCTOR CORPORATION (Registrant)

By:	/s/ DONALD A. COLVIN
	Name:	Donald A. Colvin
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Description
10.1	Bill of Sale dated November 7, 2006 executed by Semiconductor Components Industries, LLC (as seller) to General Electric Capital Corporation (as buyer)

10.2	Lease Agreement dated as of November 7, 2006 between Semiconductor Components Industries, LLC (as lessee) and General Electric Capital Corporation (as lessor)

10.3	Schedule No. 001 executed as of November 7, 2006 by Semiconductor Components Industries, LLC and General Electric Capital Corporation to the Lease Agreement

99.1	News release for ON Semiconductor Corporation dated November 9, 2006 announcing the prepayment of approximately $55 million of its senior secured credit facility *

*	This exhibit is furnished and not filed.